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                                                                   EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the following Registration Statements of Integon Corporation and subsidiaries on Form S-8: No. 33-61000, pertaining to Integon 401(k) Plan; No. 33-93744, pertaining to Shareholder Investment Program; No. 33-58002, pertaining to 1992 Stock Option Plan; No. 33-94236, pertaining to Employee Investment Program; No. 333-3425, pertaining to Omnibus Plan, respectively, and in Registration Statement No. 33-91896 of Integon Corporation and subsidiaries on Form S-3 of our report dated January 22, 1997, appearing in this Annual Report on Form 10-K of Integon Corporation and subsidiaries for the year ended December 31, 1996.

Deloitte & Touche, LLP

Winston-Salem, North Carolina
January 28, 1997